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                                 EXHIBIT 10.5.5

                              EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made and entered into by and between Fred A. Weismiller ("Employee") and Pacific Gateway Exchange, Inc., a Delaware corporation ("PGE"), effective as of October 1, 1996 (the "Effective Date").

                                    RECITALS

A.   Employee is an employee of PGE.

B. Employee and PGE desire to enter into this Agreement in order to provide compensation and benefits to Employee in recognition of past services rendered and to confirm the ongoing terms and conditions of the parties' prospective employment relationship.

                                   AGREEMENT

     PGE and Employee agree as follows:

     1. POSITION AND DUTIES. PGE will employ Employee as its Executive Vice President, International Marketing on the terms and conditions set forth herein, and Employee accepts such employment. Except as otherwise provided herein, Employee will devote substantially all of his business time, energy, attention, skill and efforts to performance of his duties at PGE and any other duties assigned by the Board of Directors of PGE that are commensurate with Employee's position; provided that Employee shall not, without his consent, be assigned tasks that would be inconsistent with those of Vice President, International Relations of PGE. Employee will have such authority and power as are inherent to the undertakings applicable to his position and necessary to carry out his responsibilities and the duties required of him hereunder. Subject to the terms of this Agreement, Employee shall not be required to perform services under this Agreement during any period that he is Disabled. Employee shall be deemed to be "Disabled" if he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. Employee's duties shall include all duties consistent with and customary to the position of Vice President, International Relations. Employee will report directly to PGE's Board of Directors, and will faithfully fulfill such duties as may be assigned to him by the Board during his employment with the company. Employee will, during his employment with PGE, conduct himself in a manner consistent with his position, and will not knowingly perform any act contrary to the best interests of PGE.
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2.   NON-COMPETITION.

     a. Except as set forth in paragraph 2.b. below, during the term of this Agreement, Employee will not render services to any other person or entity, for compensation or otherwise, without the prior written consent of the Board of Directors of PGE, and Employee will not engage in any activity which conflicts or interferes in any material way with the performance of the duties and responsibilities of his position with PGE. During his employment with PGE, Employee will not, either as an employee, employer, consultant, independent contractor, agent, principal, partner, stockholder or in any other individual or representative capacity, engage or participate in any employment, consulting, business or other activity that is in competition in any manner with the business of PGE.

     b. Notwithstanding paragraph 2.a. above, Employee may devote a reasonable amount of personal time to non-competitive activities; including up to 100 hours per year in consulting; the supervision of his passive investments of up to 1% of the outstanding securities of any public company; and activities involving professional, charitable, civic, educational, religious and similar activities and engagements, to the extent that such activities do not conflict or interfere in any material way with his duties and responsibilities to PGE.

3. TERM OF AGREEMENT. This Agreement is effective on the Effective Date, and Employee's employment with PGE hereunder shall continue for a two-year period from the Effective Date, subject to the provisions on termination set forth below. Upon termination of Employee's employment with PGE for any reason, neither Employee nor PGE will have any further obligation or liability to the other, except for Employee's ongoing fiduciary, confidentiality and nondisclosure obligations, except as may be provided in any applicable stock option agreements, and except as expressly set forth herein.

4.   COMPENSATION.  PGE will compensate Employee for his services as follows:

     a. SALARY. Employee will be paid a gross monthly salary of $11,483 ($137,800 on an annualized basis), subject to applicable withholdings in accordance with PGE's normal payroll practices and as may be required by law. Employee's salary may be reviewed by PGE on approximately an annual basis, and may be subject to upward adjustment in the reasonable and good faith discretion of the Board of Directors based upon various factors, including without limitation Employee's performance and other economic and business considerations. Employee shall be eligible for discretionary bonuses on an annual or quarterly basis, as determined by the Board of Directors, based on Employee's performance and the performance of PGE.

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     b.   BUSINESS EXPENSES. PGE will reimburse Employee for reasonable expenses incurred by Employee on behalf of PGE on company business in accordance with its practices for reimbursing similar expenses incurred by its senior executives, so long as Employee provides proper documentation establishing the amount, date and business purpose of those expenses.

     c. BENEFITS. Employee will have the right, on the same basis as other employees of PGE, to participate in and to receive benefits under any PGE employee benefit plans or policies available generally to similarly situated employees, including 401k (or similar retirement or profit sharing plan), medical, disability, dental, accidental death and dismemberment or other group insurance plans (if any), in which Employee is eligible to participate and as may be in effect from time to time, subject at all times to the applicable terms and conditions of the particular plan or policy. During the term of this Agreement, Employee will also be entitled to receive four weeks paid vacation and other employee benefits, such as paid holidays and authorized paid sick leave, as may be established or granted by PGE from time to time. PGE may change, amend or modify its benefit plans or policies from time to time, in its sole discretion; provided that no such change, amendment or modification may adversely affect benefits provided to Employee except to the extent that the change, amendment or modification applies in the same manner to all similarly situated employees.

5. TRADE SECRETS, PROPRIETARY AND CONFIDENTIAL INFORMATION. During his employment with PGE, Employee has had and will continue to have access to confidential and proprietary PGE information. Employee acknowledges that he has kept all such information in confidence to date, other than such disclosures or use as may have been necessary in the ordinary course and scope of his prior employment with PGE. As an express condition of continued employment with PGE, Employee agrees to sign such confidentiality and nondisclosure agreements as may be requested by PGE from time to time which will be deemed effective as of the date of Employee's initial employment with PGE. Except where necessary for the performance of his duties hereunder, Employee will preserve as confidential and will not sue or disclose any confidential or proprietary PGE information at any time. Following termination of employment with PGE, Employee shall return all documents and other materials containing confidential or proprietary PGE information.

6. BENEFITS UPON VOLUNTARY TERMINATION, DEATH, DISABILITY. If Employee voluntarily resigns from his employment with PGE or otherwise voluntarily terminates his employment with PGE, or if the employment relationship ends as a result of Employee's death or permanent disability, Employee will be entitled to no compensation or benefits from PGE other than those earned and accrued under paragraph 4 through the date of termination. Employee's stock options will be

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     handled in accordance with the express provisions of any then-existing stock option agreements. Employee shall be considered "permanently disabled" during any period in which (i) he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement; (ii) such disability is reasonably expected to continue for at least 90 days; and (iii) he is eligible for income replacement benefits under PGE's long-term disability plan during such period of disability.

7. BENEFITS UPON OTHER TERMINATION. Employee acknowledges that his employment may be terminated by PGE at any time, with or without cause. If PGE elects to terminate its employment relationship with Employee at any time for the reasons set forth below, Employee will be entitled to receive the following benefits:

     a. TERMINATION FOR CAUSE. If PGE terminates Employee's employment "for cause," as defined below, Employee will be entitled to no compensation or benefits from PGE other than those earned and accrued under paragraph 4 through the date of termination. For purposes of this Agreement, a termination "for cause" occurs if Employee is terminated for any of the following reasons:

          (i) The willful and continued failure to perform the reasonable duties of Employee's employment. For this reason to constitute a termination "for cause" for purposes of this Agreement, Employee must receive at least two prior written warnings from PGE's Board of Directors, describing the specific reasonable duties or tasks, identifying the perceived failure to perform, and giving Employee good faith opportunity to satisfactorily perform those duties or tasks within a reasonable period of time. In addition, for this reason to constitute a termination "for cause" for purposes of this Agreement, the Board of Directors of PGE must pass a resolution authorizing Employee's termination for these reasons after providing the written notifications and opportunity to improve described above;

          (ii) The willful engaging by Employee in conduct which is demonstrably and materially injurious to PGE, monetarily or otherwise; or

          (iii) The engaging by Employee in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, Employee's credibility and reputation no longer conform to the standard of PGE's executives.

          For purposes of this Agreement, no act or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee

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          not in good faith and without reasonable belief that Employee's action or omission was in the best interest of PGE.

     b.   TERMINATION OTHER THAN "FOR CAUSE."

          (i) If, during the term of this Agreement, Employee's employment is terminated by mutual agreement or by PGE for any reason other than "for cause" as described above, Employee will receive the greater of: (1) a salary continuation separation payment to the end of the term of this Agreement, or (2) a one-year salary continuation payment, at the base salary level existing just prior to termination of employment, less applicable withholdings and payable on or around the company's normal paydays in accordance with PGE's then-existing normal payroll practices. Employee will accrue no employment benefits (such as vacation or sick leave) during the separation period, except as otherwise provided herein. These separation payments are expressly conditioned on Employee not competing with PGE during the separation period. At any time during the separation period the Employee may elect to terminate this Agreement, at which time the Company's obligations to make separation payments, and the Employee's obligations not to compete as set forth in paragraph 2, shall terminate.

          (ii) In addition, upon submission of proper documentation, PGE will reimburse Employee for premiums for health insurance continuation that Employee timely and properly elects under COBRA, for a period of eighteen (18) months following a termination other than "for cause," as described herein, or until comparable health insurance benefits are available to Employee through another employer, whichever date is sooner. Employee will notify PGE in writing within ten (10) days after his acceptance of a position with any other company, whether as an employee, independent contractor, consultant or otherwise, and will likewise notify PGE in writing within ten (10) days of the time when comparable health insurance benefits are available to Employee from another employer. These health insurance continuation benefits are expressly conditioned on Employee not competing with PGE during the separation period.

          (iii) In addition, upon any termination by mutual agreement or any involuntary termination other than "for cause," PGE will accelerate any and all of Employee's outstanding stock options, so that they are fully vested and exercisable.

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     c.  TERMINATION FOLLOWING A "CHANGE IN CONTROL."

         (i) If Employee's employment is terminated without cause following or in connection with a Change in Control, Employee is entitled to receive all of the separation benefits described in paragraph 7.b., above.

         (ii) In addition, if following or in connection with a Change in Control any of the following events happen, Employee may voluntarily resign from his employment with PGE and will still be entitled to receive all of the separation benefits described in paragraph 7.b. above:

               (1) Employee is assigned a position and/or duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with the position and duties described in this Agreement;

               (2) Employee's duties and/or responsibilities as an employee of PGE are substantially reduced;

               (3)  Employee's office is relocated to a location not within five
                    (5) miles from the current office of PGE; and/or

               (4) Employee's base salary or other benefits including bonuses in effect on the date of the Change in Control substantially reduced.

         (iii) For purposes of this Agreement, a "Change in Control" means an Ownership Change entered into after March 31, 1996, in which the shareholders of PGE before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficiary interest in the voting stock of PGE after such transaction or in which PGE is not the surviving corporation. For purposes of this Agreement, an "Ownership Change" will be deemed to have occurred if any of the following events occur with respect to the company:

               (1) the direct or indirect sale or exchange by the shareholders of PGE of all or substantially all of the stock of the company;

               (2)  a merger or consolidation in which PGE is a party;

               (3) the sale, exchange or transfer of all or substantially all of the assets of the company; or

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               (4)  a liquidation or dissolution of the company.

     d. CONSTRUCTIVE DISCHARGE. If PGE materially breaches its obligations to Employee under this Agreement; and:

          (i) if Employee provides written notice to PGE of the occurrence of such breach, which specifically identifies the manner in which Employee believes that the breach has occurred, and which is delivered to PGE within a reasonable period (but in no event more than 30 days ) after Employee has knowledge of the events giving rise to the breach;

         (ii) PGE fails to correct such breach within a reasonable period (but in no event more than thirty (30) days) after receipt of the notice described in paragraph (d)(i); and

         (iii) Employee resigns after the end (but in no event more than 30 days after the end) of the period described in paragraph (d)(ii);

         then, for purposes of this Agreement, Employee's employment with PGE shall be considered to have been terminated by Employer for reasons other than Cause (that is, he will be deemed to be "Constructively Discharged" by PGE). A material breach of this Agreement by Employer shall include, without limitation:

               (1) assigning duties to Employee that are inconsistent in any substantial respect with the position, authority, or responsibilities associated with the position of Vice President, International Relations of PGE;

               (2) assigning duties to Employee that substantially impair his ability to function as Vice President, International Relations of PGE;

               (3) the failure by Employer to accord to Employee the title, authority and responsibilities of Vice President, International Relations of PGE;

               (4) a reduction by PGE in Employee's total compensation including base salary and bonuses based on performance as in effect on the Effective Date or as the same may be increased from time to time;

               (5) relocation of Employee's office to a location not within five miles from the current office of PGE located at 533 Airport

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                    Boulevard, Suite 505, Burlingame, California, except for
                    required travel on PGE's business to an extent substantially consistent with Employee's present business travel obligations; and

               (6) the failure of PGE, without Employee's consent, to pay to Employee any portion of Employee's current compensation, or to pay to Employee any portion of an installment of deferred compensation under any deferred compensation program of PGE, within ten (10) business days of the date such compensation is due.

     8. EXCLUSIVE REMEDY. Subject to paragraph 7 above, Employee will be entitled to no further compensation for any actual or alleged damage or injury arising out of the termination of his employment relationship with PGE, including without limitation special, compensatory, general, liquidated or punitive damages. The payments and benefits described in this Agreement will be Employee's sole and exclusive remedy in the event that the employment relationship ends prior to expiration of the term hereof.

     9. DISPUTE RESOLUTION. To the fullest extent permitted by law, any dispute, claim or controversy relating to or arising out of this employment relationship or this Agreement will be resolved by binding arbitration before the American Arbitration Association, with the hearing to be held in Santa Clara or San Mateo County, California, under the California Employment Dispute Resolution Rules then in effect for that organization; provided, however, that this arbitration provision will not be mandatory for any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation by Employee of PGE's trade secrets or other confidential or proprietary information. In addition, nothing in this Agreement will prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having competent jurisdiction over the parties and the subject matter of their dispute. The parties specifically acknowledge and agree that by entering into this arbitration agreement, they are knowingly, intentionally and voluntarily waiving their respective rights, if any, to jury trial. This arbitration provision covers, without limitation, all claims pertaining to wrongful termination, employment discrimination, harassment, retaliation, defamation, and all other statutory, tort and/or contractual claims which the parties may seek to bring against one another under applicable local, state or federal law.

     10. INTERPRETATION. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, as applied to contracts entered into and to be performed entirely within California by California residents. The language of this Agreement will be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

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     11.  ATTORNEYS' FEES. The prevailing party will be entitled to recover from the losing party its attorneys' fees and costs incurred in any action or arbitration brought to enforce any right arising out of this Agreement.

     12. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon PGE and its legal successors and assigns. In view of the personal nature of the services Employee is to perform under this Agreement, he will not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as may otherwise be provided herein.

     13. ENTIRE AGREEMENT. This Agreement constitutes the entire employment agreement and the final understanding between PGE and Employee regarding the terms and conditions of his employment with the company, and supersedes and terminates all prior and simultaneous understandings, communications, negotiations, representations, offers and agreements by or between PGE and Employee, whether written or oral, express or implied, with the exception of the confidentiality agreement referred to above and any existing stock option agreements in effect between the parties. This Agreement is intended to be a complete and wholly integrated expression of the parties' understanding and agreement, and may not be modified, altered, amended or otherwise changed in any way except by a written document which specifically identifies the intended alteration and clearly expresses the intention to change this Agreement, signed by Employee and by the Board of Directors of PGE.

     14. VALIDITY. If any one or more of the provisions of this Agreement are held invalid, illegal or otherwise enforceable in any respect, the continued validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and the remaining provisions will continue in full force and effect.


     IN WITNESS WHEREOF, the parties have entered into this Agreement and caused it to be duly executed on and as of the Effective Date.

Date:___________________________    PACIFIC GATEWAY EXCHANGE, INC.

                                    __________________________________________
                                    By:
                                    Its:

Date:___________________________     _________________________________________
                                    Fred A. Weismiller

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